Law Offices of
                                HERBERT M. JACOBI
                          8 WEST 38TH STREETo 9TH FLOOR
                            NEW YORK, NEW YORK 10018

                               TEL: (212) 840-6550
                               FAX: (212) 840-6541




                                                              January 8, 1999

James A. Tilton, President
China Food & Beverage Company
8 West 38th Street, 9th Floor
New York, New York 10018

Gentlemen:

         I am securities counsel for China Food & Beverage Company ("China"). You have asked me to render this opinion to China.

         You have advised that:

         1. China is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended;

         2. The 1999 Stock Option Plan was approved on January 7, 1999 by a majority of China's shares eligible to vote in lieu of a formal meeting.

         I have read such documents as have been made available to me. For purposes of this opinion, I have assumed the authenticity of such documents.

         Based on the accuracy of the information supplied to me, it is my opinion that Guardian may avail itself of a Registration Statement on Form S-8 and is qualified to do so, and further, it is my opinion that shares issued to officers, directors and/or key employees pursuant to the 1999 Stock Option Plan will, when and if exercised by such grantees, are freely tradeable.

         I consent to the use of my name in the Registration Statement filed on Form S-8.

                                                              Very truly yours,


                                                           /s/Herbert M. Jacobi
                                                           ---------------------
                                                           Herbert M. Jacobi
HMJ:mns